SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                    Kapstone Paper and Packaging Corporation
            (formerly known as Stone Arcade Acquisition Corporation)
                                (Name of Issuer)

                         Common Stock, $0.0001 Par Value
                         (Title of Class of Securities)

                                    861575108
                                 (CUSIP Number)

                                January 1, 2007**
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ]  Rule 13d-1(b)
     [x]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                               (Page 1 of 9 Pages)
---------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

     **By oversight, the Reporting Persons failed to file this Schedule 13G within 10 days after acquiring beneficial ownership of 5% of the Issuer's outstanding Common Stock, which only occurred when its warrants became exercisable for shares of Common Stock upon consummation of the business combination between Kapstone Kraft Paper Corporation and Stone Arcade Acquisition Corp.

CUSIP No. 861575108                 13G              Page 2 of 9 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            HARVEST MANAGEMENT, L.L.C.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            DELAWARE
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,273,830 (including 1,708,000 shares underlying warrants)
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,273,830 (including 1,708,000 shares underlying warrants)
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             2,273,830 (including 1,708,000 shares underlying warrants)
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             8.5%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             IA
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 861575108                 13G              Page 3 of 9 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            JAMES MORGAN RUTMAN
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES OF AMERICA
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,273,830 (including 1,708,000 shares underlying warrants)
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,273,830 (including 1,708,000 shares underlying warrants)
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             2,273,830 (including 1,708,000 shares underlying warrants)
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             8.5%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 861575108                  13G               Page 4 of 9 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            NATHANIEL BOHRER
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES OF AMERICA
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,273,830 (including 1,708,000 shares underlying warrants)
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,273,830 (including 1,708,000 shares underlying warrants)
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             2,273,830 (including 1,708,000 shares underlying warrants)
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             8.5%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 861575108                 13G              Page 5 of 9 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
            MARJORIE GOCHBERG KELLNER
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES OF AMERICA
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0

SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,273,830 (including 1,708,000 shares underlying warrants)
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,273,830 (including 1,708,000 shares underlying warrants)
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             2,273,830 (including 1,708,000 shares underlying warrants)
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             8.5%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 861575108                13G              Page 6 of 9 Pages

Item 1(a).     Name of Issuer:

               Kapstone Paper and Packaging Corporation (formerly known as Stone Arcade Acquisition Corporation) (the "Issuer")

Item 1(b).     Address of Issuer's Principal Executive Offices:

               c/o Stone Kaplan Investments, LLC, One Northfield Plaza, Suite 480, Northfield, Illinois 60093

Item 2(a).     Name of Person Filing:

               The names of the persons filing this Schedule 13G are Harvest Management, L.L.C. ("Harvest Management"), James Morgan Rutman, Nathaniel Bohrer and Marjorie Gochberg Kellner (collectively, the "Reporting Persons"). Harvest Management is filing this Schedule 13G with respect to the shares of common stock of the Issuer (the "Shares") beneficially owned by the following accounts under its management, which Harvest Management may be deemed to beneficially own: 450,363 Shares (including 316,994 Shares underlying warrants) beneficially owned by Harvest Capital, L.P.; 290,940 Shares (all underlying warrants) beneficially owned by Wabash Harvest Partners, L.P.; 1,112,115 Shares (including 788,046 Shares underlying warrants) beneficially owned by Harvest Offshore Investors Ltd.; 52,285 Shares (including 36,720 Shares underlying warrants) beneficially owned by CL Harvest, LLC; 20,404 Shares (including 15,672 Shares underlying warrants) beneficially owned by Harvest AA Capital, L.P.; 148,448 Shares (including 104,565 Shares underlying warrants) beneficially owned by New Americans, L.L.C.; and 199,275 Shares (including 155,063 Shares underlying warrants) beneficially owned by Harvest Master Enhanced LTD. James Morgan Rutman, Nathaniel Bohrer and Marjorie Gochberg Kellner are each principals of Harvest Management and thus may be deemed to beneficially own the Shares beneficially owned by Harvest Management.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

               Each of the Reporting Persons has a business address at: c/o Harvest Management, L.L.C., 600 Madison Avenue, 11th Floor, New York, New York 10022.

Item 2(c).     Citizenship:

               Harvest Management is a Delaware limited liability company. Each of James Morgan Rutman, Nathaniel Bohrer and Marjorie Gochberg Kellner is a citizen of the United States of America.

Item 2(d).     Title of Class of Securities:

               Common Stock

Item 2(e).     CUSIP Number:

               861575108

CUSIP No. 861575108                13G              Page 7 of 9 Pages


Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

              (a) [ ] Broker or dealer registered under Section 15 of the
                      Act,

              (b) [ ] Bank as defined in Section 3(a)(6) of the Act,

              (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

              (d) [ ] Investment Company registered under Section 8 of the
                      Investment Company Act of 1940,

              (e) [ ] Investment Adviser in accordance with Rule
                      13d-1(b)(1)(ii)(E),

              (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F),

              (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

              (h) [ ] Savings Association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act,

              (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

              (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to 13d-1(c), check this box:  [x]


Item 4.       Ownership.

              The following sets forth the ownership information for each Reporting Person:

              (a) Amount beneficially owned: 2,273,830 (including 1,708,000 shares underlying warrants)
              (b) Percent of class: 8.5%
              (c) Number of shares as to which each Reporting Person has:
                    (i) Sole power to vote or direct the vote: 0
                   (ii) Shared power to vote or direct the vote: 2,273,830
                        (including 1,708,000 shares underlying warrants)
                  (iii) Sole power to dispose or direct the disposition: 0
                   (iv) Shared power to dispose or direct the disposition:
                        2,273,830 (including 1,708,000 shares underlying warrants)

Item 5.       Ownership of Five Percent or Less of a Class.

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than fiver percent of the class of securities, check the following [ ].

CUSIP No. 861575108                13G              Page 8 of 9 Pages

Item 6. Ownership of More than Five Percent on Behalf of Another Person. Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
              Not Applicable

Item 8.       Identification and Classification of Members of the Group.
              Not Applicable

Item 9.       Notice of Dissolution of Group.
              Not Applicable

CUSIP No. 861575108                13G              Page 9 of 9 Pages


Item 10.       Certification.

Each of the Reporting Persons hereby makes the following certification:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DATED:  February 22, 2007


                                  HARVEST MANAGEMENT, L.L.C.

                                  By: /s/ Marjorie Gochberg Kellner
                                      --------------------------------
                                      Name:  MARJORIE GOCHBERG KELLNER
                                      Title: Managing Member


                                  /s/ James Morgan Rutman
                                  -----------------------
                                  JAMES MORGAN RUTMAN


                                  /s/ Nathaniel Bohrer
                                  --------------------
                                  NATHANIEL BOHRER


                                  /s/ Marjorie Gochberg Kellner
                                  -----------------------------
                                  MARJORIE GOCHBERG KELLNER